UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 8, 2010

UTEK CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15941	59-3603677
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2109 Palm Avenue Tampa, FL	33605
(Address of Principal Executive Offices)	(Zip Code)

(813) 754-4330

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 8, 2010, we entered into a definitive securities purchase agreement (the “Securities Purchase Agreement”) with three institutional investors, pursuant to which we agreed to issue to the investors in a registered offering 1,481,481 shares (the “Shares”) of our common stock priced at $2.565 per share along with Series A warrants to purchase up to 1,481,481 shares of common stock with an exercise price of $3.43 per share of common stock and Series B warrants to purchase up to 893,519 shares of common stock with an exercise price of $0.01 per share of common stock. The offering will raise gross proceeds to us of approximately $3.8 million before advisory fees and offering expenses.

The Series A warrants will be exercisable for a five-year period commencing six months after the date of their issuance. The Series B warrants will become initially exercisable on the 60 day anniversary of the date of their issuance if the market price (calculated in the manner described below) of our common stock on such anniversary date is less than the $2.565 per share purchase price of our common stock to be issued to the investors in the offering. In addition, the number of Series B warrants that will become exercisable will increase on the 120 day anniversary of the date of their issuance if the market price (calculated in the manner described below) of our common stock on such anniversary date is less than both the $2.565 per share purchase price of our common stock to be issued to the investors in the offering and the market price (calculated in the manner described below) on the 60-day anniversary of the date of the issuance of the Series B warrants. In each such event, the Series B warrants will be exercisable for a number of shares such that the average price per share of the (i) shares of common stock to be sold to the investors in the offering and (ii) the shares of common stock issuable upon exercise of the Series B warrants equals the greater of (i) the market price (calculated in the manner described below) of the common stock on the date of calculation and (ii) $1.60. For purposes of the Series B warrants, the term “market price” is 90% of the average of the weighted average price of our common stock during the 10 trading days preceding the date of calculation.

In addition, we granted each investor the right of first refusal to purchase 100% of the shares of our common stock or securities convertible into or exercisable for shares of our common stock to be issued by the us in certain offerings until the one (1) year anniversary of the date of the issuance of the Shares. Thereafter, each investor will have the right of first refusal to purchase 50% of the shares of our common stock or securities convertible into or exercisable for shares of our common stock to be issued by us in certain offerings until the two (2) year anniversary of the date of the issuance of the Shares.

We are offering the securities described above pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission. A prospectus supplement related to the offering will be filed with the Securities and Exchange Commission (“SEC”). Copies of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained at the SEC’s website at www.sec.gov. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of our common stock. No offer, solicitation, or sale will be made in any jurisdiction in which such offer, solicitation, or sale is unlawful.

Raymond James & Associates, Inc. is serving as our advisor in connection with the offering.

On July 8, 2010, we issued a press release announcing that we entered into the Securities Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The descriptions of the Series A warrants, the Series B warrants and the Securities Purchase Agreement are qualified in their entirety by reference to Exhibits 4.1, 4.2 and 10.1 attached hereto, respectively, which are incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

4.1	Form of Series A Warrants

4.2	Form of Series B Warrants

5.1	Opinion of Sutherland Asbill & Brennan LLP*

10.1	Securities Purchase Agreement, dated as of July 8, 2010, by and among UTEK Corporation and the investors identified on the signature pages thereto

23.1	Consent of Sutherland Asbill & Brennan LLP (contained in Exhibit 5.1)*

99.1	Press Release dated July 8, 2010

*	To be filed by amendment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UTEK CORPORATION

Date: July 8, 2010	By:	/s/ Carole R. Wright
Carole R. Wright
Chief Financial Officer